Exhibit (a)(5)(C)

Leigh lparker@weisslawllp. A. Parker (170565) com WEISSLAW 1516 South Bundy LLP Drive, Suite 309 Telephone: Los Angeles, 310/208-2800 CA 90025 Facsimile: 310/209-2348 Attorneys and the Proposed for Plaintiff Class Stephen Bushansky [Additional counsel appear on signature page] SUPERIOR COURT OF THE STATE OF CALIFORNIA COUNTY OF SAN DIEGO ) Case No. 37-2013-00070401- STEPHEN BUSHANSKY, On Behalf of Himself and All Others Similarly Situated, ) ) CU-SL-CTL ) CLASS ACTION Plaintiff, ) ) FIRST AMENDED vs. ) COMPLAINT FOR BREACH ) ) OF FIDUCIARY DUTIES THE ACTIVE NETWORK INC., ) ) JURY TRIAL DEMANDED JON BELMONTE, STEPHEN L. GREEN, THOMAS N. CLANCY, BRUNS H. ) ) GRAYSON, JOSEPH LEVIN and DOES 1-25, inclusive, ) ) Defendants. ) ) ) Plaintiff Stephen Bushansky (“Plaintiff”), on behalf of himself and all others similarly situated, after an examination and inquiry conducted by and through his counsel, alleges the following for his First Amended Complaint: NATURE AND SUMMARY OF THE ACTION 1. This is a stockholder class action brought by Plaintiff on behalf of himself and all other public stockholders of The Active Network, Inc. (“Active” or the “Company”) against —1— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

Active and its Board of Directors (the “Board”), arising out of their breaches of fiduciary duty in connection with the Board’s agreement to sell the Company to Vista Equity Partners, LLC, through beneficially owned affiliates of its private equity funds, Vista Equity Partners Fund III, L.P. and Vista Equity Partners Fund IV, L.P. (collectively, “Vista”), pursuant to a tender offer (the “Tender Offer” or the “Proposed Transaction”). 2. On September 30, 2013, Active and Vista issued a joint press release announcing entry into an Agreement and Plan of Merger dated September 28, 2013 (the “Merger Agreement”) to sell Active to Vista, under which Vista will launch a cash tender offer no later than October 8, 2013, to purchase all of Active’s outstanding common shares at a purchase price of $14.50 per share (the “Offer Price”). The Proposed Transaction is valued at approximately $1.05 billion. 3. Defendants (defined herein) are working quickly to close the deal; absent judicial intervention, the Tender Offer will close in as little as four weeks from now. The Tender Offer and completion of the subsequent short-form merger of Active and a subsidiary of Vista will require approval of only 50.1% of the outstanding shares of Active under Section 251(h) of Delaware’s General Corporation Law. 4. As described below, the Individual Defendants are not independent, but rather are impaired by conflict, and have further breached their fiduciary duties by failing to provide stockholders with material information in the Schedule 14D-9 Recommendation Statement (the “Recommendation Statement”) filed with the United States Securities and Exchange Commission (“SEC”) on October 8, 2013, in connection with the Proposed Transaction. The Recommendation Statement fails to provide the Company’s stockholders with material information and/or provides them with materially misleading information, thereby rendering the stockholders unable to make an informed decision as to whether to tender their shares in the Tender Offer. 5. For example, the Recommendation Statement fails to disclose material information to Active stockholders concerning: (i) the Company’s projections; (ii) the amount —2— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

of fees the Company’s financial advisor Citigroup Global Markets Inc. (“Citi”) has received by the acquirer Vista; and (iii) the key inputs and assumptions utilized by Citi in its “fairness opinion.” 6. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Individual Defendants’ violations of their fiduciary duties of loyalty, candor, good faith and due care. JURISDICTION AND VENUE 7. The court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, § 10, because this is a cause not given by statute to other trial courts. 8. The court has jurisdiction over Defendants because they conduct business in California and/or are citizens of California. This action is not removable. 9. Venue is proper in this Court because the conduct at issue took place and had an effect in this county. THE PARTIES 10. Plaintiff Stephen Bushansky is, and was all times relevant hereto, a stockholder of Active. 11. Defendant Active, a Delaware corporation, is a technology and media company that provides cloud computing applications for activity and participant management that form an online network connecting a group of activity and event organizers. The Company’s proprietary technology platform, ActiveWorks, provides cloud computing applications that reduce the cost and complexity of managing, organizing, and promoting activities and events. Active’s corporate headquarters are located at 10182 Telesis Court, San Diego, California 92121. Its common stock is traded on the NASDAQ under the symbol “ACTV.” Active is named here solely for the purpose of providing full and complete relief. —3— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

12. Defendant Jon Belmonte (“Belmonte”) has served as the Company’s Interim Chief Executive Officer (“CEO”) since April 2013 and has been a director since June 2013. He previously served as the Company’s Chief Media Officer from February 2011 until December 2011 and as the Company’s Chief Operating Officer from April 2000 to February 2011. Pursuant to the Merger Agreement, more than 100,000 shares underlying unvested options of restricted stock and more than 50,000 shares of unvested restricted stock units (“RSUs”) belonging to Defendant Belmonte will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise required to lift the restrictions on the stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Belmonte through the Proposed Transaction are in addition to the consideration he will receive for the more than 75,000 shares of Active stock that he owns outright, either directly or indirectly. 13. Defendant Stephen L. Green (“Green”) has served as an Active director since November 2001. Pursuant to the Merger Agreement, more than 7,500 shares underlying unvested options of restricted stock and almost 18,000 shares of unvested RSUs belonging to Defendant Green will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise required to lift the restrictions on this stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Green through the Proposed Transaction are separate from, and in addition to, the consideration he will receive for the more than 86,000 shares of Active stock that he owns outright, either directly or indirectly, and his 55,000 shares of vested Active options. 14. Defendant Thomas N. Clancy (“Clancy”) has served as an Active director since November 2002. Pursuant to the Merger Agreement, more than 10,000 shares underlying unvested options of restricted stock and almost 18,000 shares of unvested RSUs belonging to Defendant Clancy will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise required to lift the restrictions on this stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Clancy through —4— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

the Proposed Transaction are separate from, and in addition to, the consideration he will receive for the more than 255,000 shares of Active stock that he owns outright, either directly or indirectly, and his 155,000 shares of vested Active options. 15. Defendant Bruns H. Grayson (“Grayson”) has served as an Active director since May 2009. Pursuant to the Merger Agreement, more than 7,500 shares underlying unvested options of restricted stock and almost 18,000 shares of unvested RSUs belonging to Defendant Grayson will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise required to lift the restrictions on this stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Grayson through the Proposed Transaction are separate from, and in addition to, the consideration he will receive for the almost 3 million shares of Active stock that he owns outright, either directly or indirectly, and his 155,000 shares of vested Active options. 16. Defendant Joseph Levin (“Levin”) has served as an Active director since February 2008. Pursuant to the Merger Agreement, more than 7,500 shares underlying unvested options of restricted stock and almost 18,000 shares of unvested RSUs belonging to Defendant Levin will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise required to lift the restrictions on this stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Levin through the Proposed Transaction are separate from, and in addition to, the consideration he will receive for the almost 63,000 shares of Active stock that he owns outright, either directly or indirectly, and his more than 100,000 shares of vested Active options. 17. Defendant David Alberga (“Alberga”) has served as an Active director since 1999. He previously served as the Company’s Executive Chairman from September 2012 through April 2013 and as Chairman of the Board from February 2011 through April 2013. Pursuant to the Merger Agreement, almost 40,000 shares underlying unvested options of restricted stock and almost 30,000 shares of unvested RSUs belonging to Defendant Alberga will have their restrictions lifted, notwithstanding the lack of fulfillment of the terms otherwise —5— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

required to lift the restrictions on this stock. The lifting of the restrictions on the foregoing options and RSUs that will accrue to the benefit of Defendant Alberga through the Proposed Transaction are separate from, and in addition to, the consideration he will receive for the more than 2 million shares of Active stock that he owns outright, either directly or indirectly, and his more than 1.5 million shares of vested Active options. 18. Defendants identified in paragraphs 12 through 17, supra, are referred to herein as the “Individual Defendants.” 19. Defendant Active and the “Individual Defendants” are referred to herein as the “Defendants.” OTHER RELEVANT ENTITIES 20. Vista Equity Partners, LLC, is a U.S.-based private equity firm focused on investing in software and technology-enabled businesses and partnering with world-class management teams looking to reach their full potential. It has approximately $7 billion in capital commitments and offices in San Francisco, Chicago and Austin. It seeks to carry out the Proposed Transaction through Athlaction Holdings, LLC (“Parent”), a Delaware limited liability company, and its wholly owned subsidiary, Athlaction Merger Sub, Inc. (“Merger Sub”), a Delaware corporation. Vista Equity Partners, LLC manages Vista Equity Partners Fund III, L.P. and Vista Equity Partners Fund IV, L.P., which have committed to capitalize Parent with an aggregate equity contribution of $660 million. Parent and Merger Sub are beneficially owned by affiliates of Vista Equity Partners Fund III, L.P. and Vista Equity Partners Fund IV, L.P. INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 21. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public stockholders of Active and owe them, as well as the Company, a duty of care, loyalty, good faith, candor, and independence. —6— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

22. Under California law, where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s stockholders and, if such transaction will result in a change of corporate control, the stockholders are entitled to receive a significant premium. To comply with their fiduciary duties, the Individual Defendants may not take any action that: (a) adversely affects the value provided to the corporation’s stockholders; (b) favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) adversely affects their duty to search and secure the best value reasonably available under the circumstances for the corporation’s stockholders; and/or (d) will provide the Individual Defendants with preferential treatment at the expense of, or separate from, the public stockholders. 23. In accordance with their duties of loyalty and good faith, the Individual Defendants are obligated to refrain from: (a) participating in any transaction where the Individual Defendants’ loyalties are divided; (b) participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and/or (c) unjustly enriching themselves at the expense or to the detriment of the public stockholders. 24. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, candor, good faith and due care owed to Plaintiff and other public stockholders of Active. —7— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

CLASS ACTION ALLEGATIONS 25. Plaintiff brings this action as a class action pursuant to section 382 of the California Code of Civil Procedure on behalf of all persons and/or entities that own Active common stock (the “Class”). Excluded from the Class are Defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest. 26. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of September 27, 2013, 63,264,368 shares of common stock were represented by the Company as outstanding. All members of the Class may be identified from records maintained by Active or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions. 27. Questions of law and fact are common to the Class, including, inter alia, the following: (i) Have the Individual Defendants breached their fiduciary duties of loyalty, candor, good faith and due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction; (ii) Have the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; (iii) Have the Individual Defendants breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Proposed Transaction, including the duties of good faith, diligence, honesty and fair dealing; —8— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

(iv) Have the Individual Defendants omitted material facts in violation of their fiduciary duties owed to Plaintiffs and the other members of the Class; (v) Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets; (vi) Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated; and (vii) Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct. 28. Plaintiff’s claims are typical of the claims of the other members of the Class. Plaintiff and the other members of the Class have sustained damages as a result of Defendants’ wrongful conduct as alleged herein. 29. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. 30. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action. FURTHER SUBSTANTIVE ALLEGATIONS Company Background and Its Excellent Prospects for Growth 31. Founded in 1998, Active is a social and sport networking website, providing cloud-based activity and participant management solutions to a wide range of customer groups including business solutions, community activities, and the public sector. The Company has developed an organization-based cloud computing platform, ActiveWorks, that automates online registrations and streamlines other critical management functions, transforming the way —9— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

organizers record, track, manage and share information regarding activities and events, while driving consumer participation to their events. 32. Active powers a broad range of activities, including reserving a campsite or tee time, registering for a marathon, purchasing a fishing license, and participating in a community event or corporate conference. Since introducing its platform in 1999, the Company has grown significantly. As of December 31, 2012, it boasted approximately 55,000 customer organizations and driving approximately 89.9 million annual consumer registrations. The Company primarily generates revenue from technology fees paid by participants who register for their customers’ activities through its cloud computing applications. 33. The Company went public in May 2011 at an issue price of $15.00 per share. Active initially enjoyed success with shares quickly rising to $18.00 following the offering and trading as high as $19.89 on June 7, 2011. However, after repeatedly missing analysts’ estimates and, on November 2, 2012, reporting a lower than expected outlook for fiscal 2013, shares were nearly cut in half, dropping 46% and trading in the $4.00—$5.00 range per share by December 2012. 34. However, Active turned things around in 2013. On May 1, 2013, the Company announced changes in its senior leadership as the Company continues to focus on strengthening its long-term operational and financial performance. The Company’s May 1, 2013 press release reported: SAN DIEGO, CALIF. – May 1, 2013 – ACTIVE Network (NYSE: ACTV), the leader in cloud-based Activity and Participant Management™ (APM) solutions, today announced several changes in its senior leadership as the Company continues to focus on strengthening its long-term operational and financial performance. The Company also announced strong first quarter 2013 revenue and Adjusted EBITDA that was better than previously provided guidance. Detailed first quarter 2013 financial results will be announced on May 2, 2013. Jon Belmonte, a former Chief Media Officer and Chief Operating Officer at the Company, has been named interim Chief Executive Officer, effective immediately. He succeeds Matthew Landa, who has resigned as CEO. In addition, David Alberga has resigned as Executive Chairman of the Company and as Chairman of the Board of Directors, effective immediately. Messrs. Landa and Alberga will both remain members of the Board; their terms expire at the Company’s Annual Meetings of —10— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

Stockholders in 2013 and 2014, respectively. Mr. Belmonte has been nominated by the Board to serve as a director and will stand for election at the Company’s 2013 Annual Meeting of Stockholders. The ACTIVE Network Board has initiated a search process and will retain a leading executive search firm to identify a permanent CEO. The search process will include a full review of internal and external candidates. “Jon Belmonte is a proven executive with more than 10 years of senior leadership experience at ACTIVE Network,” said Bruns Grayson, Presiding Director of the ACTIVE Network Board. “Jon is focused on driving improved operational efficiency and enhanced financial performance. The Board recognizes the strong long-term growth potential for ACTIVE Network and believes the time is right for new leadership to prioritize and accelerate the Company’s strategic and financial goals. We will work expeditiously to identify a new leader who will bring a fresh perspective and enable the Company to achieve its full potential for the benefit of its customers, employees, stockholders and other constituencies.” 35. Underscoring the Company’s positioning for long-term growth, the Company in its press release announcing its first quarter 2013 financial results on May 2, 2013, reported strong first quarter 2013 revenue and Adjusted EBITDA that was better than previously provided guidance. The Company presented the following highlights: Q1 2013 Financial Highlights: (All comparisons are made to the first quarter of 2012) • Total net revenue up 12% to $106.0 million. • Technology revenue increased 13% and constituted 90%, or $95.0 million, of total net revenue. • Net registration revenue increased 11% to $70.5 million—number of registrations flat; revenue per registration up 11%. • Marketing services revenue constituted 10%, or $11.0 million, of total net revenue. • Gross margins increased 230 basis points as a % of revenue to 52.6%. • Net loss was $15.2 million compared to net loss of $20.3 million. • Adjusted EBITDA, a non-GAAP financial measure, was $6.1 million. —11— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

“Our strong first quarter 2013 revenues and bottom line results demonstrate the Company’s ability to scale our infrastructure and deliver gross margin accretion,” said Scott Mendel, CFO of ACTIVE Network. “Cash flow for the quarter was very strong, reflecting our top line growth and following typical seasonal patterns. We remain focused on driving operational efficiency to capitalize on our large market opportunity and generate long-term growth.” 36. The Company continued the positive financial news for stockholders, on August 1, 2013, announcing it was revising its expected Adjusted EBITDA in the range of $52.5 million to $55.5 million for the full year 2013, an improvement from the Company’s previously issued outlook, and reporting strong second quarter 2013 financial results. The press release included the following highlights: Q2 2013 Financial Highlights: (All comparisons are made to the second quarter of 2012) • Total net revenue up 9% to $132.4 million. • Technology revenue increased 10% and constituted 90%, or $119.5 million, of total net revenue. • Net registration revenue increased 10% to $92.3 million; registrations grew 6% and revenue per registration up 4%. • Marketing services revenue constituted 10%, or $12.9 million, of total net revenue. • Net loss was $4.5 million, compared to net loss of $2.3 million. • Adjusted EBITDA, a non-GAAP financial measure, was $22.2 million. Excluding charges related to management changes, Adjusted EBITDA was $23.7 million up 18%. “I am pleased with our strong second quarter results – with revenues at the top end of our outlook range and Adjusted EBITDA exceeding the high end of our guidance,” said Jon Belmonte, Interim CEO of ACTIVE Network. “During the quarter, we commenced a number of prioritization efforts designed to strengthen our financial performance and extend our market leadership position.” “We believe our focus on operational efficiency will result in significant progress towards our future Adjusted EBITDA margin target of 23-27%,” said Scott Mendel, CFO of ACTIVE Network. “Our prioritization efforts drove strong margin accretion in the second quarter which we believe will continue, while helping position us for sustainable long-term growth.” —12— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 1, 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

37. Indeed, the Company’s focus on operational efficiency and the change in leadership have positioned the Company for long-term growth. As set forth below, the price of Active shares had more than doubled, trading as low as $3.53 per share on April 1, 2013 and closing at $8.53 on July 31, 2013: The Proposed Transaction Is Unfair 38. Following two consecutive quarters of promising financial results, an enhanced full year 2013 outlook, and a management shake-up, the Company announced in its August 1, 2013 press release that the Board formed a Strategic Transactions Committee (the “Committee”) to evaluate strategic alternatives. The August 1, 2013 press release stated: Separately, the Company noted it has received expressions of interest from outside parties ranging from an investment in ACTIVE Network to an acquisition of the Company. As a result, ACTIVE Network announced today its Board of Directors has a committee in place to evaluate strategic alternatives. “The Strategic Transactions Committee and the entire Board of Directors intend to evaluate all options carefully in order to maximize shareholder value, including the continued execution of its stand-alone plan,” said Jon Belmonte, Interim CEO of ACTIVE Network. “The management team remains focused on execution of its operating plan.” —13— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

39. According to a September 27, 2013 Bloomberg article, Vista and Thoma Bravo LLC were among firms that had been invited to make second-round bids by October 7, 2013. 40. Curiously, a week before the October 7 deadline, on September 30, 2013, Active and Vista issued a joint press release announcing that they had entered into the Merger Agreement on September 28, 2013, under which Vista will launch a cash tender offer no later than October 8, 2013, to purchase all of Active’s outstanding common shares at a purchase price of $14.50 per share. The Proposed Transaction is valued at approximately $1.01 billion. 41. The initial offer period is set to expire at midnight, New York City time, on November 6, 2013. The closing of the merger is subject only to tender by the holders of a simple majority of the Company’s common stock. According to the Merger Agreement, Active and Vista intend to effect the merger pursuant to recently enacted 251(h) of the Delaware General Corporation Law, as a short-form merger, cashing out any stockholders who do not tender without holding a stockholder vote. 42. The Proposed Transaction fails to adequately compensate Active’s stockholders for the intrinsic value of the Company as well as the significant benefits Vista will receive from the merger. 43. Indeed, the September 30, 2013 joint press release touted the significant benefits to Vista from the Proposed Transaction, reporting: “We believe the partnership with Vista will position us to execute on our strategy and further enhance our industry leadership. For our customers, we will continue to focus on delivering the strongest product offerings through our advanced technology platform,” concluded [Defendant] Belmonte. “ACTIVE Network’s leadership position in cloud-based Activity and Participant Management™ (APM) solutions make it a highly attractive investment for us,” said Robert F. Smith, CEO and founder of Vista Equity Partners. “We are looking forward to working with the ACTIVE team and continuing to drive the next phase of ACTIVE’s growth.” 44. While the September 30, 2013 joint press release touts a premium of approximately 111% to Active’s year to date average closing stock price, the Offer Price is —14— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

actually a discount to the $15.00 issue price in the Company’s recent IPO. A September 30, 2013 SeekingAlpha article entitled “A Round Trip For Active Network Shares” commented on the “paltry valuation,” stating: After a little more than two years of trading on the NYSE, registration and events management software vendor Active Network (ACTV) is leaving the public eye in a $1 billion take-private by Vista Equity Partners. The deal carries a fairly paltry valuation, and only returns the company’s share price to basically the same level where it sold them in the IPO. And that was when Active Network’s revenue was roughly one-quarter smaller than it is today. Vista is paying $14.50 per share in cash for Active Network, valuing the company’s equity at $1.05 billion. Including the assumption of cash and capital lease obligations, the deal values Active Network at a 2.1x trailing sales. For comparison, the company’s much smaller competitor Cvent (CVT) is currently valued much higher at $1.4 billion, or 14.5x trailing revenue. * * * Vista took a charitable view of the per-share premium, noting that its offer is 111% above the average year-to-date closing price for Active Network. A more grounded view, however, shows the offer only matches Active Network’s $15 IPO price in May 2011, and represents a more common 27% premium to its closing share price Friday. The Proposed Transaction Process is Mired in Conflicts 45. The Company’s insiders are conflicted and pursued their own interests over the stockholders’ interests in the process leading to the Proposed Transaction. The Company’s named executive officers and directors will receive significant compensation in the form of cash and accelerated vesting of stock options, RSUs, and restricted shares, which are benefits not otherwise available to the Class, as more fully set forth above. The Board, therefore, was incentivized to approve the Proposed Transaction although it does not benefit the Company’s stockholders. 46. The Board and Company management, who control almost 10% of Active’s outstanding shares, drove the process leading to the Proposed Transaction, in order to create a liquidity event for their highly illiquid block of Company shares. From the Proposed Transaction, they will receive almost $150 million cumulatively for their shares. —15— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

47. Under the Merger Agreement, upon the consummation of the Proposed Transaction, each unvested RSU and restricted stock will accelerate and be cancelled and converted into the right to receive $14.50 in cash. 48. Under the Merger Agreement, all outstanding unvested options will be accelerated, and each option that is outstanding prior to the time of merger will be canceled and converted into the right to receive cash in an amount equal to the amount by which the merger consideration exceeds the exercise price per share under the option. 49. Management will also be handsomely rewarded with special benefits not provided to Active’s public stockholders if the Proposed Transaction closes. First, in connection with Active’s entry into the Merger Agreement, covered executives may be entitled to receive millions of dollars in special change in control benefits if the Proposed Transaction is successful and the executives are let go. 50. Second, under the Merger Agreement, if Defendant Belmonte is terminated following the consummation of the Proposed Transaction, he is entitled to “golden parachute compensation” in excess of $1.7 million in cash and equity. Therefore, Defendant Belmonte has a personal financial incentive to quickly close the Merger Agreement. The following chart summarizes the total golden parachute payments to be received by Company insiders: Golden Parachute Compensation Cash ($) Equity ($) Perquisites/Benefits ($) Total ($) Name Jon Belmonte 90,000 1,675,625 4,635 1,770,260 Darko Dejanovic, Pres. 875,000 13,495,062 10,941 14,381,003 Scott Mendel, CFO 560,000 7,083,750 13,664 7,657,414 Dennis Triplett, 351,422 2,144,730 4,452 2,500,604 S.VP, Ops. 51. As a result of this compensation the Board was conflicted when it approved the Proposed Transaction and recommended the Proposed Transaction to stockholders. —16— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

52. The Board compounded its breaches by selecting Citi to serve as its financial advisor. According to the Recommendation Statement: Citi and its affiliates in the past have provided trading services, and in the future may provide investment banking, other financial or trading services to Vista and its affiliates and portfolio companies of Vista and its affiliates unrelated to the Offer and the Merger, for which services Citi and its affiliates have received, or may receive, compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of the Company or portfolio companies of Vista and its affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates may maintain relationships with the Company and its affiliates, Vista and its affiliates and portfolio companies of Vista and its affiliates. Importantly, the Recommendation Statement fails to disclose what specific services Citi has performed for Vista or any of its affiliates in the last two years and the fees Citi has generated in connection with those services. Citi or one of its affiliates had relationships with several of the private equity groups who participated in Active’s sale process, provided debt financing or other services to them, or otherwise previously represented the private equity groups who participated in the sale process for valuable consideration. Hence, Citi’s allegiance to Active was divided by the relationships it had and continues to anticipate having with the other bidders, compromising its abilities to advance the interests of Active’s stockholders fully and zealously. The Preclusive Deal Protection Devices 53. In addition to concerns regarding the inadequate consideration offered to Active stockholders in the Proposed Transaction and the unfair process, the Merger Agreement features several provisions that work to preclude other bidders from stepping forward with a superior alternative offer. At best, these provisions place stockholders in an unfortunate position and, at worst, question the impartiality of the Board in the negotiation process. 54. First, the Merger Agreement includes a “no solicitation” provision which impairs the ability of the Active Board to secure an offer that adequately captures the inherent value of the Company and adequately compensates Active’s stockholders for their ownership interest in the Company. Specifically, section 5.4(a) of the Merger Agreement prohibits the Board and any Company personnel from soliciting, initiating, facilitating or encouraging —17— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

alternative proposals in an attempt to procure a price in excess of the amount offered by Vista. This section provides an illusory “exception” which allows the Company to continue negotiations with certain excluded parties who made a bona fide written offer, indication of interest or proposal for an Acquisition Proposal (as defined in the Merger Agreement) prior to September 28, 2013 which could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) until October 21, 2013. In conjunction with the matching rights and termination fee discussed below, the no solicitation provision will deter any potential buyers, including any “excluded parties,” from making a competing bid. 55. Similarly, section 5.4 of the Merger Agreement provides a “matching rights” provision whereby the Company must notify Vista of any unsolicited competing bidder’s offer within 24 hours. Then, if and only if the Board determines that the competing offer warrants a “Change in Company Board Recommendation,” pursuant to section 5.4(d) of the Merger Agreement, Vista is granted two business days to amend the terms of the Merger Agreement so that the change in circumstance no longer warrants a Change in Company Board Recommendation. 56. The foregoing provisions have the effect of ensuring that no other company will put forth a competing offer because their offer would be immediately communicated to Vista, giving Vista an informational advantage against any competing proposal as well as the ability to match any competing bid. 57. Defendants have also agreed to a termination fee, which may require Active to pay as much as $32,003,760 to Vista in the event that the Company decides to pursue another offer, thereby requiring that the alternate bidder agree to pay a naked premium for the right to provide Active stockholders with a superior offer. The Materially Omissive Recommendation Statement 58. Compounding the unfair process and inadequacy of the Offer Price, on October 8, 2013, the Company filed the Recommendation Statement with the SEC and disseminated it to the Company’s public stockholders in an attempt to convince stockholders to tender their shares—18— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

pursuant to the Tender Offer. The Recommendation Statement fails to provide the Company’s stockholders with material information and/or provides them with materially misleading information. Without the disclosure of all material information, Active stockholders are faced with the real threat of harm in that they may make an uninformed decision to tender their shares in the Tender Offer based on omitted or misleading information in the Recommendation Statement and forfeit their ability to exercise their right to appraisal. Material Omissions Concerning Citi’s Potential Conflicts of Interest 59. The Individual Defendants fail to disclose material details concerning Citi and its potential conflicts of interest, including: (i) the specific services Citi performed for Active; and (ii) the specific services Citi has provided for Vista and its affiliates in the past two years, as well as the corresponding fees received by Citi for performing these services. Without this material information, Active stockholders cannot determine the magnitude of Citi’s conflict of interest based on the fees Citi generated from Vista as compared to the fees generated from the Company and, thus, are unable to determine what weight, if any, to place on Citi’s fairness opinion in determining whether to tender their shares pursuant to the Tender Offer. Material Omissions Concerning the Process 60. The Individual Defendants fail to disclose material information relating to, among other things, the process leading up to the Proposed Transaction. For example, the Background section of the Recommendation Statement states that: a) During February and March 2013, the Company received six verbal and one written non-binding indication of interest ranging from $7.00 to $12.00 per share. The Registration Statement fails to disclose the catalyst, if any, for the indications of interest. Additionally, the Registration Statement fails to identify each bidder (by pseudonym), its bid, and whether it is a financial or strategic bidder; —19— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

b) On March 28, 2013, the Board “determined that Citi’s prior relationships with private equity funds would not adversely affect its services to the Company Board and the Committee or impact Citi’s ability to provide independent advice.” The Registration Statement fails to disclose whether Citi had a prior relationship with Vista. Moreover, the Registration Statement fails to disclose whether Citi had potential conflicts with strategic buyers, if these potential conflicts were discussed by the Board, and whether, in light of Citi’s conflicts with respect to private equity funds, the Board discussed the engagement of another financial advisor; c) On April 9, 2013, Citi reviewed the Board’s “discussions with two of the private equity funds that had previously submitted indications of interest regarding their continued interest in either accumulating an equity position in the Company or pursuing an acquisition of the Company.” The Recommendation Statement fails to identify the private equity firms (by pseudonym) and fails to disclose the previous indications of interest and the respective date of each indication of interest; d) At the April 29, 2013 Board meeting, Citi reviewed with the Board “a number of key strategic questions facing the Company, as well as certain value enhancing alternatives available to the Company, including continuing to pursue the Company’s long-term plan as a stand-alone public company with certain operational improvements[.]” The Recommendation Statement fails to identify and quantify the potential operational improvements to the Company. Additionally, Citi reviewed “pursuing a potential sale of the Company, and Citi’s expectations regarding a sale process, including the potential risks and uncertainties inherent therein, based on Citi’s preliminary analysis[,]” among other things. The Recommendation Statement fails to disclose whether Citi examined strategic alternatives as part of its financial analyses; e) Between April 30, 2013 and July 29, 2013, multiple private equity —20— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

funds contacted the Company to indicate their interest in exploring a transaction with the Company. The Recommendation Statement fails to disclose what, if anything, prompted these unsolicited indications of interest; f) In late May, at a meeting requested by Fund C, Fund C indicated it believed it could pay $9.00 to $10.00 per share to acquire the Company and would also be interested in making an equity investment in the Company. The Recommendation Statement fails to disclose the date of the meeting and the closing price of Active’s common stock on that date. Similarly, with respect to all offers received, the Registration Statement should specify the closing price of Active’s common stock on the respective dates; g) On June 27, 2013, a private equity fund made a non-binding indication of interest to acquire the Company at a price of between $9.00 and $12.00 per share. The Registration Statement fails to identify the bidder (by pseudonym), and fails to indicate the closing price of Active common stock on June 27, 2013; h) At the Board’s July 30, 2013 meeting, the Committee informed the Board of its “recommendation that the Company should pursue a process to explore its strategic alternatives, including a potential sale of the Company.” The Registration Statement fails to disclose the specific strategic alternatives that were discussed; i) Between August 19 and August 29, Citi distributed a first round process letter to 29 parties. The Registration Statement fails to disclose how many financial and strategic bidders received the bid process letter; j) On September 4, 2013, the Company received bids from 17 private equity funds. The Registration Statement fails to identify each bidder and their bid, as well as the closing price of Active common stock on September 4, 2013; k) The only strategic party that executed a nondisclosure and standstill —21— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

agreement indicated to Citi that it would not make a bid. The Registration Statement fails to disclose what reason, if any, the strategic party provided for not making a bid. Similarly, the Registration Statement fails to disclose what reason(s), if any, were provided by the other parties who withdrew as to why they determined to withdraw from the sale process; l) During the period from September 9 and September 27, 2013, due diligence meetings were scheduled with all of the remaining interested parties other than Fund G, which had indicated it did not intend to continue with the process. The Recommendation Statement fails to disclose when Fund G indicated it did not intend to continue in the process and the reason provided, if any; and m) “Fund H, which had initially provided an indication of interest at between $10.00 and $12.00 per share. . . had not indicated that it would be able to exceed the $10.00 to $12.00 per share price range it initially proposed.” The Registration Statement fails to disclose when Fund H made its initial indication of interest at between $10.00 and $12.00 per share. Similarly, with respect to all bids received, the Registration Statement should disclose the date each bid was received. Material Omissions Concerning the Company’s Projections 61. The Individual Defendants fail to disclose material details concerning the projections prepared by Active’s management, including: a) The dates that the (i) Financial Information, and (ii) Target Financial Model were given to Citi; b) Who extrapolated the “certain financial forecasts relating to the Company covering fiscal years 2017 and beyond”; c) Why the Company “directed Citi to use the Financial Information in connection with the rendering of its fairness opinion to the Company Board and in performing its —22— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

related financial analyses” where the bidders were given the Target Financial Model and whether Citi was specifically instructed not to use the Target Financial Model; d) For the Financial Information and Target Financial Model: (i) the unlevered free cash flows, or the additional information necessary to calculate them, including, at a minimum, cash taxes and/or tax rates for each year; and (ii) the projected figures for the fourth quarter of calendar year 2013 used in Citi’s Discounted Cash Flow Analysis; e) How the Financial Information given to the Committee on September 26, 2013 could have legitimately been in connection with strategy planning and evaluation of strategic alternatives, when (i) such efforts have been represented to be ongoing, and (ii) the Board did not receive such information until September 26, 2013; and f) For the Target Financial Model, over the period of 2013 – 2016, the following line items: (i) stock-based compensation; (ii) depreciation and amortization; (iii) capital expenditure; (iv) capitalized software; and (v) change in working capital. Material Omissions Concerning Citi’s Financial Analyses 62. The Individual Defendants describe Citi’s fairness opinion and the various valuation analyses it performed in support of its opinion. However, the description of Citi’s fairness opinion and analyses in the Recommendation Statement fails to include key inputs and assumptions underlying these analyses, including: (a) Active’s fully diluted shares outstanding, equity value and enterprise value; (b) With respect to the Selected Companies Analysis: (i) the objective selection criteria used to select the comparable public companies; (ii) the company-by-company pricing multiples observed by Citi; (iii) the pricing multiples Citi examined other than EV to 2013 and 2014 EBITDA, if any; (iv) Citi’s rationale in applying a valuation range of 9.5x to 13.0x to the Company’s calendar year 2013 EBITDA and a valuation range of 7.0x to 11.0x to the Company’s —23— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

calendar year 2014 EBITDA, which valuation ranges are entirely below the observed medians for the public peers for 2013 and 2014 of 14.6x and 11.1x, respectively; and (v) whether Citi considered net operating losses (“NOLs”) in its analysis and how or why not; (c) With respect to the Selected Transactions Analysis: (i) the objective selection criteria used to select the precedent acquisitions; (ii) the transaction-by-transaction pricing multiples and enterprise values for the precedent acquisitions selected; (iii) the pricing multiples Citi examined other than EV to LTM and NTM EBITDA; and (iv) whether Citi considered NOLs in its analysis and how or why not; (d) With respect to the Discounted Cash Flow Analysis: (i) Citi’s rationale in applying a terminal NTM EBITDA multiple range of 6.0 to 8.0x, which is well below the peer median figures for both the public companies analyzed by Citi in its Selected Companies Analysis and precedent transactions analyzed by Citi in its Selected Transactions Analysis; (ii) the identity, quantification, and source of Citi’s WACC assumptions; and (iii) whether Citi considered net operating losses (“NOLs”) in its analysis and how or why not; and (e) With respect to Citi’s observation of certain additional factors set forth under Other Information: (i) the specific observed and selected ranges of premiums; and (ii) how many companies were examined in the selected sample of transactions. 63. Without this material omitted information, Active’s public stockholders are unable to assess whether the Board maximized stockholder value, whether other bidders may be willing to pay more for the Company, whether the Individual Defendants reasonably canvassed the potential acquirers of Active, and are unable to make an informed decision on tendering their shares in the Tender Offer or exercising their right to appraisal. 64. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive —24— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

their fair portion of the value of Active’s assets and business and will be prevented from obtaining the intrinsic value of their equity ownership of the Company. 65. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class. 66. Plaintiff and the other members of the Class are immediately threatened by the wrongs complained of herein, and lack an adequate remedy at law. 67. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention. CLAIMS FOR RELIEF COUNT I Breach of Fiduciary Duties (Against All Individual Defendants) 68. Plaintiff repeats all previous allegations as if set forth in full herein. 69. The Individual Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of loyalty, candor, good faith and due care owed to the public stockholders of Active. 70. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize Active’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court. 71. The fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiffs and the Class all information material to the decisions confronting Active stockholders. —25— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

72. As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and material omissions relating to the Proposed Transaction. 73. Moreover, the Individual Defendants have breached their fiduciary duties because, among other reasons: (a) they failed to take steps to maximize the value of Active to its public stockholders and took steps to avoid competitive bidding; (b) they failed to properly value Active; and (c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction. 74. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Active’s assets and will be prevented from benefiting from a value-maximizing transaction. 75. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class. 76. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against Defendants as follows: A. Declaring that this action is properly maintainable as a class action, and certifying Plaintiff as class representative and Plaintiff’s counsel as Class counsel; B. Declaring that Defendants have breached their fiduciary duties to Plaintiff and the Class; —26— FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

1 C. Declaring that the Proposed Transaction was entered in breach of Defendants’ 2 fiduciary duties and is therefore unlawful and unenforceable; 3 D. Preliminarily and permanently enjoining Defendants and all those acting in concert 4 with them from consummating the Proposed Transaction until such time that the Individual Defendants have adequately undertaken all appropriate and available methods to maximize 6 stockholder value and remove any conflict of interest that has clouded the process and the 7 8 Individual Defendants’ judgment; E. In the event that the Proposed Transaction is consummated, rescinding the merger, 10 and/or awarding Plaintiff and the Class compensatory damages and/or rescissory damages; 11 F. Awarding Plaintiff the costs and disbursements of this action, including a reasonable 12 allowance for Plaintiff’s attorneys’ fees, expenses and experts’ fees; and 13 G. Granting such other and further relief as this Court may deem to be just and proper. 14 15 JURY DEMAND 16 Plaintiff demands a trial by jury. 17 Dated: October 11, 2013 WEISSLAW LLP 18 Leigh A. Parker By:            L hA.Parker 21 1516 South Bundy Drive, Suite 309 Los Angeles, CA 90025 22 Telephone: 310/208-2800 Facsimile: 310/209-2348 23 -and- Richard A. Acocelli 24 1500 Broadway, 16th Floor New York, NY 10036 25 Telephone: 212/682-3025 26 Facsimile: 212/682-3010 27 Attorneys for Plaintff Stephen Bushansky and the Proposed Class 28 -27- FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES

1 PROOF OF SERVICE COUNTY OF LOS ANGELES, 2 STATE OF CALIFORNIA 3 I am employed in the City and County of Los Angeles, State of California. I am over the age of 18 and not a party to the within action. My business address is: 1516 South Bundy Drive, Suite 309, Los Angeles, CA 90025. 5 On October 11, 2013, I served the following document: 6 FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES 8 by placing a true copy thereof in sealed envelopes and addressed as follows: 9 Gerard A. Trippitelli 10 Email: jerry.trippitellidlapiper.com DLA PIPER LLP (US) 401 B Street, Suite 1700 12 San Diego, CA 92 101-4297 13 I served the above document as follows: 14 . BY MAIL. I deposited such envelope(s) in the mail at Los Angeles, California. The envelope was mailed with postage thereon fully prepaid. I am familiar with the firm’s 15 practice of collection and processing correspondence for mailing. Under that practice it would be deposited with the U.S. Postal Service on that same day with postage thereon fully 16 prepaid at Los Angeles, California in the ordinary course of business. I am aware that on motion of the party served, service is presumed invalid if the postal cancellation date or 17 postage meter date is more than one day after the date of deposit for mailing in an affidavit. 18 £ BY TRANSMITTING VIA E-MAIL. The documents were transmitted as pdf attachments to e-mails sent to the e-mail address(es) set forth above on October 11, 2013. 19 I declare under penalty of perjury under the laws of the State of California that the above is 20 true and correct. 21 22 Executed on October 11, 2013, at Los Angeles, California 90025. 24 Leigh A. Parker             Type or Print Name Signa e 25 26 27 28—28—FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES